Exhibit 99.1

Contact:	Michael R. Kourey, CFO Polycom, Inc. 925-924-5742 mkourey@polycom.com

POLYCOM APPOINTS D. SCOTT MERCER TO BOARD OF DIRECTORS

PLEASANTON, Calif. – Nov. 8, 2007 - Polycom, Inc. [NASDAQ; PLCM], the market leader in unified collaborative communications solutions, today announced it has appointed D. Scott Mercer to its board of directors. Mercer is a recognized technology industry leader whose career spans three decades across various executive functions from operations and strategic planning to finance, within the storage and computer industry segments.

Mercer is currently the chairman of the board at Adaptec, Inc. having served as its interim CEO in 2005. He was also at Western Digital Corporation as its chief financial and administrative officer in the early 90s, returning 2001-2004 as its CFO during which time he also served as advisor to the CEO regarding business development matters. At Dell in the late 90s he served in vice president of finance roles, and as Dell’s vice president of product development for its desktop and notebook product lines. Mercer’s other executive positions have included CFO of TeraLogic, Inc., CFO and controller of LSI Logic Corporation, and as an accountant with Price Waterhouse.

“We are very pleased to welcome Scott to the Polycom board of directors where his proven business development and long term strategic planning, as well as strong financial expertise, will prove invaluable for us as voice and video collaboration become core, mainstreamed applications across devices over IP networks,” said Bob Hagerty, chairman and CEO of Polycom.

In addition to Polycom and Adaptec, Mercer serves on the boards of Conexant Systems, Palm, Inc. and SMART Modular Technologies (WWH), Inc. He received his BS in Accounting from California Polytechnic University.

“I’m delighted to be joining the board of the leading collaborative communications provider,” said Scott Mercer. “This is an exciting time for Polycom, which I believe is uniquely positioned to leverage the huge growth opportunity resulting from the shift to on-demand collaboration. Workers across all industries are increasingly relying on instantaneous voice and video to communicate across distance with each other, as well as with partners and customers. The result of collaborative communication is a far more efficient, globally competitive, and greener workplace.”

About Polycom

Polycom, Inc. is the worldwide leader in unified collaborative communications (UCC) that maximize the efficiency and productivity of people and organizations by integrating the broadest array of high definition video, wired and wireless voice, and content solutions to deliver the ultimate collaborative experience. Polycom’s high quality, standards-based conferencing and collaboration solutions are easy to deploy and manage, as well as intuitive to use. Supported by an open architecture, they integrate seamlessly with leading telephony, workplace wireless telephony, and presence-based networks. With its market-driving technologies, best-in-class products, alliance partnerships, and world-class service, Polycom is the smart choice for organizations seeking proven solutions and a competitive advantage from on-demand communications and collaboration. For additional information, call 800-POLYCOM or visit the Polycom web site at www.polycom.com.

Polycom and the Polycom logo are registered trademarks of Polycom in the U.S. and various countries. All other trademarks are the property of their respective owners. ©2007, Polycom, Inc. All rights reserved.